Exhibit 99.1

TransMedics Provides COVID-19 Pandemic Update and Announces

Preliminary Financial Results for First Quarter 2020

Andover, Mass. – April 13, 2020 – TransMedics Group, Inc. (“TransMedics”) (Nasdaq: TMDX), a medical technology company that is transforming organ transplant therapy for patients with end-stage lung, heart and liver failure, today announced actions it is taking in response to the COVID-19 pandemic and announced preliminary financial results for the first quarter 2020.

COVID-19 Updates

Given the unprecedented global challenges resulting from the COVID-19 pandemic, TransMedics has taken several actions to protect the health and safety and of its employees, and to support continuous supply of the OCS products and services at transplant centers around the world while maintaining financial flexibility for the future:

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Protecting Our Employees and their Families: To protect the health and safety of its employees and their families, TransMedics has enacted policies in line with federal and local government and healthcare agencies. We have transitioned most of our employees to a remote work environment, except those who were deemed essential to product supply.

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Continuing Support for OCS Transplant Centers and Patients Globally: TransMedics has established a process to support continuous supply of the OCS Lung, Heart and Liver products for life-saving transplant procedures for patients globally during this COVID pandemic. In addition, our clinical field support team has been available to physically or remotely support transplant activities.

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Maintaining Financial Flexibility: In the face of the uncertainties associated with the evolving COVID-19 pandemic, and until we have clarity on the duration and magnitude of this pandemic, TransMedics has taken preemptive measures to reduce near-term expenses, including reducing all non-essential discretionary expenses across the organization, and deferring a portion of executive and employee compensation.

Preliminary First Quarter Results and Update on 2020 Financial Guidance

Net revenue for the first quarter of 2020 is expected to be in the range of $7.4 to $7.5 million, representing approximately 58%-60% growth compared to the first quarter of 2019. Cash, cash equivalents and marketable securities was $72.3 million as of March 31, 2020. Due the unpredictability of the duration and the magnitude of the impact of the COVID-19 pandemic on its financial and operating results TransMedics is withdrawing its previously announced annual guidance for 2020, which was issued on March 2, 2020. TransMedics plans to provide additional information on its first quarter earnings call in May.

“Through these unprecedented and challenging times, we are focused on ensuring continued supply and clinical support of our life-saving OCS technology for transplant patients globally, while protecting the health, safety, and wellbeing of our employees,” said Waleed Hassanein, M.D., President and Chief Executive Officer. “While we expect that our business will be impacted in the near-term, we are extremely confident in TransMedics’ long-term prospects and our robust pipeline of new clinical indications and data supporting the value of the OCS technology platform. In the meantime, we have taken extensive measures to mitigate both health and business risks, while preserving cash, to best position TransMedics as we emerge from this crisis and to continue our mission to transform organ transplantation.”

About TransMedics Group, Inc.

TransMedics is the world’s leader in portable ex-vivo warm perfusion and assessment of donor organs for transplantation. Headquartered in Andover, Massachusetts, the company was founded to address the unmet need for more and better organs for transplantation and has developed technologies to preserve organ quality, assess organ viability prior to transplant, and potentially increase the utilization of donor organs for the treatment of end-stage heart, lung and liver failure.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about our results of operations, commercial opportunity and the rate of adoption and benefits of the OCS. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to our anticipation that we will continue to incur losses in the future; our potential need to raise additional funding; our existing and any future indebtedness, including our ability to comply with affirmative and negative covenants under our credit agreement, and our ability to obtain additional financing on favorable terms or at all; the fluctuation of our financial results from quarter to quarter; our ability to use net operating losses and research and development credit carryforwards; our dependence on the success of the OCS; the rate and degree of market acceptance of the OCS; our ability to educate patients, surgeons, transplant centers and private payors of benefits offered by the OCS; our ability to improve the OCS platform; our dependence on a limited number of customers for a significant portion of our net revenue; the timing of and our ability to obtain and maintain regulatory approvals or clearances for our OCS products; our ability to adequately respond to FDA follow-up inquiries in a timely manner; the performance of our third-party suppliers and manufacturers; the timing or results of clinical trials for the OCS; our manufacturing, sales, marketing and clinical support capabilities and strategy; attacks against our information technology infrastructure; the economic, political and other risks associated with our foreign operations; our ability to attract and retain key personnel; our ability to protect, defend, maintain and enforce our intellectual property rights relating to the OCS and avoid allegations that our products infringe, misappropriate or otherwise violate the intellectual property rights of third parties; our expectations for the pricing of the OCS, as well as the reimbursement coverage for the OCS in the United States and internationally; regulatory developments in the United States, European Union and other jurisdictions; the extent and success of competing products that are or may become available; the impact of any product recalls or improper use of our products; our estimates regarding revenues, expenses and needs for additional financing; and the risks identified under the heading “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 28, 2019, which is available on the SEC’s website at www.sec.gov. Potential risks and uncertainties also include, without limitation, uncertainties regarding the duration and magnitude of the impact of the COVID-19 pandemic on our business or the economy generally. Additional information will be made available by our annual and quarterly reports and other filings that we make from time to time with the SEC. These forward-looking statements (except as otherwise noted) speak only as of the date of this presentation. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Investor Contact:

Brian Johnston

631-807-1986

Investors@transmedics.com